As filed with the Securities and Exchange Commission on December 9, 2024.

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Qualigen Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	26-3474527
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Qualigen Therapeutics, Inc.

5857 Owens Avenue, Suite 300

Carlsbad, California 92008

(760) 452-8111

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kevin A. Richardson II

Interim Chief Executive Officer

Qualigen Therapeutics, Inc.

5857 Owens Avenue, Suite 300

Carlsbad, California 92008

(760) 452-8111

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Ross David Carmel, Esq.
Claude A. Baum, Esq.
Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas 31st Floor
New York, New York 10036
(212) 930 9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement relates to the registration of a total of $6.254 million in shares of common stock (the “Conversion Shares”) of Qualigen Therapeutics Inc. (the “Company”), or 3,436,281 Conversion Shares using a conversion price equal to the floor price of $1.82, issuable upon conversion of a total of 6,254 shares of Series A-2 Preferred Stock of the Company (“Series A-2 Preferred Stock”), consisting of: (i) 2,802,215 Conversion Shares issuable upon the conversion of 5,100 shares of Series A-2 Preferred Stock issued to certain investors for a purchase price of $1,000 per share of Series A-2 Preferred Stock; and (ii) 634,066 Conversion Shares issuable upon conversion of 1,154 shares of Series A-2 Preferred Stock issued to a holder of a convertible note in exchange for the cancelation of the convertible note. The Conversion Shares are being registered to allow for the resale of the Conversion Shares by the selling stockholders named in the prospectus included in this registration statement. This registration statement registers the greatest number of shares of common stock issuable upon conversion of the Series A-2 Preferred Stock using the floor price of $1.82.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion Dated December 9, 2024.

Up to 3,436,281 Shares of Common Stock Underlying the Series A-2 Preferred Stock

This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to 3,436,281 shares of our common stock, par value $0.001 per share (“Common Stock”), underlying the series A-2 preferred stock held directly or indirectly by certain Selling Stockholders. We will not receive any proceeds from the sale of such shares of Common Stock by the Selling Stockholders.

We will bear all of the registration expenses incurred in connection with the registration of these shares of Common Stock. The Selling Stockholders will pay discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of these shares of Common Stock.

The conversion price of our Series A-2 Preferred Stock is subject to potential adjustments per the occurrence of certain events, including, without limitation, our issuance of equity securities at prices less than the initial conversion price of the Series A-2 Preferred Stock, or $3.64, provided that any adjusted conversion price will not equal or be less than the floor price of $1.82. Pursuant to the rules of The Nasdaq Stock Market LLC (“Nasdaq”), shareholder approval will be required prior to the issuance of shares of common stock upon conversion of the Series A-2 Preferred Stock at a price less than the Nasdaq “Minimum Price,” or $3.64, and the issuance exceeds 20% of the total issued and outstanding shares of common stock immediately prior to signing the applicable agreements relating to the issuance and sale of the Series A-2 Preferred Stock. The number of shares being registered for resale in the registration statement of which this prospectus forms a part is the greatest number of shares issuable upon conversion of the Series A-2 Preferred Stock using the floor price, or $1.82, as the conversion price. We will not issue any shares of Common Stock upon conversion of the Series A-2 Preferred Stock if the issuance will violate Nasdaq Listing Rule 5635(d) unless we obtain shareholder approval.

Our common stock is listed on The Nasdaq Capital Market under the symbol “QLGN.” The last reported sales price of our common stock on The Nasdaq Capital Market on December 2, 2024 was $4.69 per share.

On October 25, 2024, the Company’s stockholders approved a reverse stock split (the “Reverse Stock Split”) at a ratio of not less than 1-for-10 and not greater than 1-for-50, with the exact ratio, if implemented, to be determined within that range at the discretion of the Board of Directors of the Company (“Board”). On October 25, 2024, the Board approved a ratio of 1-for-50 for the Reverse Stock Split. Subsequently, on October 28, 2024, the Company filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation, as amended (the “Amendment”), with the Secretary of State of the State of Delaware to effectuate the 1-for-50 Reverse Stock Split of the Company’s issued and outstanding common stock, effective as of 12:01 a.m. Eastern Time on November 5, 2024 (the “Effective Time”).

On November 5, 2024, the Company implemented the 1-for-50 Reverse Stock Split of its outstanding common stock. The share and per share data presented herein have been retroactively adjusted to reflect the 1-for-50 Reverse Stock Split.

An investment in our securities involves significant risks. You should carefully consider the risk factors beginning on page 16 of this prospectus before you make your decision to invest in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders (or their pledgees, donees, transferees or other successors-in-interest) may, from time to time, sell or otherwise dispose of the securities described in this prospectus in one or more offerings. We will not receive any proceeds from the sale by such Selling Stockholders of the securities offered by them described in this prospectus.

This prospectus provides you with a general description of the shares of Common Stock that the Selling Stockholders may sell or otherwise dispose of. You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the information incorporated by reference herein or therein. For information about the distribution of securities offered, please see “Plan of Distribution” below. You should carefully read both this prospectus and any prospectus supplement, together with the additional information described in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before you make any investment decisions regarding the securities. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus summarizes certain documents and other information, and we refer you to them for a more complete understanding of what we discuss in this prospectus. All of the summaries are qualified in their entirety by the actual documents. In making an investment decision, you must rely on your own examination of the Company and the terms of the offering and the securities, including the merits and risks involved.

We are not making any representation to any purchasers of the securities regarding the legality of an investment in the securities by such purchasers. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor or tax advisor for legal, business and tax advice regarding an investment in the securities.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Qualigen” “we,” “us,” “our” and similar terms refer to Qualigen Therapeutics, Inc. and its subsidiaries.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference contain forward-looking statements by Qualigen Therapeutics, Inc. that involve risks and uncertainties and reflect our judgment as of the date of this prospectus. These statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Such forward-looking statements may relate to, among other things, potential future development, testing and launch of products and product candidates. Actual events or results may differ from our expectations due to a number of factors.

These forward-looking statements include, but are not limited to, statements about:

●	our ability to procure sufficient working capital to continue and complete the development, testing and launch of our prospective drug products;

●	our ability to successfully develop any drugs;

●	our ability to progress our drug candidates through preclinical and clinical development;

●	our ability to obtain the requisite regulatory approvals for our clinical trials and to begin and complete such trials according to any projected timeline;

●	our ability to complete enrollment in our clinical trials as contemplated by any projected timeline;

●	the likelihood that future clinical trial data will be favorable or that such trials will confirm any improvements over other products or lack negative impacts;

●	our ability to successfully commercialize any drugs;

●	the likelihood that patents will issue on our in-licensed patent applications;

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●	our ability to protect our intellectual property; and

●	our ability to compete.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and healthcare, regulatory and scientific developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent in some future periods with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in other future periods. Any forward-looking statement that we make in this prospectus speaks only as of the date of this prospectus, and we disclaim any intent or obligation to update these forward-looking statements beyond the date of this prospectus, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Future filings with the Securities and Exchange Commission (the “SEC”), future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may also contain forward-looking statements. Because such statements include risks and uncertainties, many of which are beyond our control, actual results may differ materially from those expressed or implied by such forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

You should also consider carefully the statements under the section titled “Risk Factors” in this prospectus, and documents incorporated herein by reference including the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should carefully read this entire prospectus and the documents and reports incorporated by reference into this prospectus before making an investment decision, including the information presented under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements and Industry Data and Market Information” in this prospectus and the historical financial statements and the notes thereto incorporated by reference into this prospectus. You should pay special attention to the information contained under the caption titled “Risk Factors” in this prospectus, in our most recent Annual Report on Form 10-K, in any subsequent Quarterly Reports on Form 10-Q and in our other reports filed from time to time with the Securities and Exchange Commission, which are incorporated by reference into this prospectus, before deciding to buy our securities. In this prospectus, the terms “Qualigen Therapeutics, Inc.,” the “Company,” “we,” “our,” “ours” and “us” refer to Qualigen Therapeutics. Inc. and (as to time periods when it had one or more subsidiaries) its subsidiaries.

Overview

We are an early-clinical-stage therapeutics company focused on developing treatments for adult and pediatric cancer. Our business now consists of one early-clinical-stage therapeutic program (QN-302) and one preclinical therapeutic program (Pan-RAS).

In addition, on April 11, 2024, we entered into a Co-Development Agreement (the “Co-Development Agreement”) with Marizyme, Inc. (“Marizyme”). The Co-Development Agreement contemplated that we would invest an aggregate of $800,000 in Marizyme in April 2024 (the “Funding Payment”) and pay Marizyme a $200,000 Exclusivity Fee (Provided, that if the parties so agree the total Funding Payment can be increased from time to time to up to a total of $1,500,000.) To date our Funding Payment investment has been $500,000, and in July 2024 we have advanced an additional $1,250,000 pursuant to an 18% demand promissory note, and in August 2024 we amended the Co-Development Agreement to increase the total Funding Payment to up to a total of $1,750,000. In November 2024, we advanced an additional $300,000 pursuant to an 18% demand promissory note, and further amended the Co-Development Agreement to increase the total Funding Payment up to a total of $2,050,000. The Funding Payment is designed to provide financial support for commercialization of Marizyme’s DuraGraft™ vascular conduit solution, which is indicated for adult patients undergoing coronary artery bypass grafting surgeries and is intended for the flushing and storage of the saphenous vein grafts used in coronary artery bypass grafting surgery. In return for the Funding Payment we will receive quarterly a 33% payment in the nature of royalties on any Net Sales (as defined with a meaning tantamount to gross profit on net sales) of DuraGraft, capped at double the amount of the Funding Payment cash provided. No such payments-in-the-nature-of-royalties would accrue until after DuraGraft has been launched in the United States and a cumulative total of $500,000 of DuraGraft Net Sales have been made in the United States.

The Exclusivity Fee entitled us to an exclusivity period until May 31, 2024 (the “Exclusivity Period”) for purposes of proposing and outlining a broader strategic relationship with Marizyme with regard to Marizyme’s DuraGraft business. The Exclusivity Period has ended, and we do not intend to expand the Exclusivity Period.

Our lead program, QN-302, is an investigational small molecule G-quadruplexes (G4)-selective transcription inhibitor with strong binding affinity to G4s prevalent in cancer cells (such as pancreatic cancer). Such binding could, by stabilizing the G4s against DNA “unwinding,” help inhibit cancer cell proliferation. QN-302 has been undergoing a Phase 1a clinical trial at START Midwest in Grand Rapids, Michigan, and HonorHealth in Scottsdale, Arizona.

Our Pan-RAS program, which is currently at the preclinical stage, consists of a family of RAS oncogene protein-protein interaction inhibitor small molecules believed to inhibit or block mutated RAS genes’ proteins from binding to their effector proteins thereby leaving the proteins from the mutated RAS unable to cause further harm. In theory, such mechanism of action may be effective in the treatment of about one quarter of all cancers, including certain forms of pancreatic, colorectal, and lung cancers. The investigational compounds within our Pan-RAS portfolio are designed to suppress the interaction of endogenous RAS with c-RAF, upstream of the KRAS, HRAS and NRAS effector pathways.

On May 22, 2020, we completed a “reverse recapitalization” transaction with Qualigen, Inc. (not to be confused with the Company); pursuant to which our merger subsidiary merged with and into Qualigen, Inc. with Qualigen, Inc. surviving as a wholly owned subsidiary of the Company. The Company, which had previously been known as Ritter Pharmaceuticals, Inc., was renamed Qualigen Therapeutics, Inc., and the former stockholders of Qualigen, Inc. acquired, via the recapitalization, a substantial majority of the shares of the Company. Ritter/Qualigen Therapeutics common stock, which was previously traded on the Nasdaq Capital Market under the ticker symbol “RTTR,” commenced trading on Nasdaq, on a post-reverse-stock-split adjusted basis, under the ticker symbol “QLGN” on May 26, 2020. We are no longer pursuing the gastrointestinal disease treatment business on which Ritter Pharmaceuticals, Inc. had focused before the reverse recapitalization transaction.

On July 20, 2023, we sold our Qualigen, Inc. subsidiary, which contained our former FastPack® diagnostics business to Chembio Diagnostics, Inc. “Chembio”, an American subsidiary of French diagnostics provider Biosynex, S.A. The aggregate net purchase price for Qualigen, Inc. was $5.4 million in cash, of which $450,000 was being held in escrow to satisfy certain Company indemnification obligations until January 20, 2025. On June 4, 2024, the $450,000 escrow account was settled early and liquidated by mutual agreement of the Company and Chembio. In exchange for the early settlement, $350,000 was paid to the Company, and $100,000 was paid to Chembio. This settlement resulted in a $100,000 loss from discontinued operations in the second quarter of 2024.

We own a minority interest in NanoSynex, Ltd. (“NanoSynex”), a privately-held microbiologics diagnostic company domiciled in Israel. NanoSynex’s technology is for Antimicrobial Susceptibility Testing that aims to enable better targeting of antibiotics for their most suitable uses to ultimately result in faster and more efficacious treatment, hence reducing hospitals’ mortality and morbidity rates. On May 26, 2022, we acquired a 52.8% interest in NanoSynex from our related party Alpha Capital Anstalt (“Alpha”) and NanoSynex, and entered into a Master Agreement for the Operational and Technological Funding of NanoSynex with NanoSynex (the “NanoSynex Funding Agreement”). On July 20, 2023, we entered into an Amendment and Settlement Agreement with NanoSynex (the “NanoSynex Amendment”), pursuant to which we agreed to, in exchange for eliminating all future NanoSynex Funding Agreement obligations for us to invest further cash in NanoSynex (except for obligations to lend NanoSynex $560,000 on or before November 30, 2023, and $670,000 on or before March 31, 2024), surrender 281,000 Series B Preferred Shares of NanoSynex held by us, resulting in our ownership in NanoSynex being reduced from approximately 52.8% to approximately 49.97% of the voting equity of NanoSynex; in addition, we agreed to surrender approximately $3.0 million of promissory notes which NanoSynex had issued to us under the Funding Agreement. On November 22, 2023 we further agreed to eliminate our obligations to lend NanoSynex $560,000 on or before November 30, 2023, and $670,000 on or before March 31, 2024, by instead surrendering shares of Series A-1 Preferred Stock of NanoSynex in an amount that reduced our ownership in NanoSynex voting equity from approximately 49.97% to 39.90%.

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September 2024 Public Offering

On September 5, 2024, the Company, entered into a placement agency agreement (the “September Placement Agent Agreement”) with Univest Securities, LLC (“Univest”), to sell the September Shares (as defined below) to certain institutional investors that were included in a public offering (the “September Offering”) of 294,481 shares of common stock, par value $0.001 per share of common stock (each a “September Share,” and collectively, the “September Shares”) at public offering price of $6.50 per September Share and pre-funded warrants to purchase up to 239,455 shares of common stock at a price of $6.45 per share with an exercise price of $0.05 per share (the “September Pre-Funded Warrants”). The September Pre-Funded Warrants are exercisable upon issuance and will remain exercisable until all the September Pre-Funded Warrants are exercised in full. As of December 2, 2024, September Pre-Funded Warrants for 188,257 shares of common stock have been exercised, and September Pre-Funded Warrants for 51,198 shares of common stock remain outstanding.

The closing of the September Offering occurred on September 6, 2024, and the Company received aggregate gross proceeds of $3.47 million, before payment of placement agent fees and expenses and other transaction costs. At the closing of the September Offering, the Company also issued to Univest, the exclusive placement agent in the September Offering, a warrant to purchase 16,018 Shares (the “September Placement Agent Warrant”), pursuant to the September Placement Agent Agreement (”). The September Placement Agent Warrant has a term of five years commencing from the date of sales in the September Offering, is exercisable after 180 days after issuance, and has an exercise price of $7.80 per share of common stock. The Company paid Univest a cash fee equal to 3% of the gross proceeds received in the September Offering and certain other amounts for reimbursement of expenses incurred by Univest in connection with the September Offering.

Reverse Stock Split

On November 5, 2024, the Company implemented a 1-for-50 reverse stock split of the issued shares of its common stock (the “Reverse Stock Split”), effective at 12:01 a.m. Eastern time on November 5, 2024. The Company’s common stock began trading on a split-adjusted basis when the market opened on Tuesday, November 5, 2024, and will continue to trade on The Nasdaq Capital Market under the symbol “QLGN.” The new CUSIP number for the common stock is 74754R301.

The Reverse Stock Split is intended to increase the bid price of the common stock to enable the Company to regain compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market. The Company’s stockholders authorized the Reverse Stock Split at the Company’s annual meeting of stockholders held on October 25, 2024, with the final ratio subsequently determined by the Company’s Board of Directors.

As a result of the Reverse Stock Split, every 50 shares of the Company’s pre-split common stock issued and outstanding were automatically reclassified into one new share of the Company’s common stock. This reduced the number of shares outstanding from 36,827,020 shares to 736,431 shares as of November 5, 2024. The number of authorized shares of the Company’s common stock will remain unchanged. Stockholders who would otherwise be entitled to receive a fractional share will receive cash (without interest or deduction) in lieu of such fractional shares (109 shares), after aggregating all the fractional interests of such holder resulting from the Reverse Stock Split. Proportionate adjustments will be made to the exercise prices and the number of shares underlying the Company’s equity plans and grants thereunder, as applicable. The Reverse Stock Split will not affect the par value of the common stock.

All share numbers and exercise prices in this document have been adjusted for the Reverse Stock Split.

November 2024 Preferred Stock Offering

Qualigen Therapeutics, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “November Securities Purchase Agreement”) on November 18, 2024 with certain institutional and accredited investors (the “Investors”). Pursuant to the Securities Purchase Agreement, the Company agreed to sell and issue shares of Qualigen’s newly designated Series A-2 Preferred Stock, par value $0.001 per share (the “Qualigen Series A-2 Preferred Stock”), in a private placement transaction (the “November Private Placement”). The closing of the November Private Placement was on November 20, 2024. The Company sold and issued to the Investors 5,100 shares of Qualigen Series A-2 Preferred Stock at a purchase price of $1,000 per share, for an aggregate purchase price of $5.1 million.

Each share of Qualigen Series A-2 Preferred Stock was, at any time at the option of the holder, convertible into a number of shares of the Company’s common stock equal to the purchase price of $1,000 divided by a conversion price initially equal to $3.64, subject to adjustment for any stock splits, stock dividends and similar events and also subject to “ratchet” antidilution adjustment (subject to certain customary exceptions), provided that any conversion of Qualigen Series A-2 Preferred Stock by a holder into shares of the Company’s common stock would be prohibited if, as a result of such conversion, the holder, together with its affiliates and any other person or entity whose beneficial ownership of the common stock would be aggregated with such holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, would beneficially own more than 4.99% of the total number of shares of the Company’s common stock issued and outstanding after giving effect to such conversion. Upon written notice to the Company, the holder could from time to time increase or decrease such limitation to any other percentage not in excess of 9.99% specified in such notice. Each share of Qualigen Series A-2 Preferred Stock was entitled to a preference of $1,000 per share upon liquidation of the Company. Without consent of the holders of at least 67% of the Qualigen Series A-2 Preferred Stock, The Company could not amend its charter documents to materially and adversely affect the rights of the Qualigen Series A-2 Preferred Stock, repurchase certain junior securities of the Company, pay cash dividends on junior securities of the Company or (unless it is at arm’s-length and is approved by a majority of the Company’s disinterested directors) enter into a material transaction with an affiliate of the Company.

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Exchange Agreement with Chen

On November 18, 2024, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with Yi Hua Chen (“Chen”) pursuant to which we issued 1,154 shares of our newly-designated Series A-2 Convertible Preferred Stock, par value $0.001 per share. The Series A-2 Preferred Stock was issued in exchange for the outstanding balance of $1,154,022 ($1,100,000 principal plus $54,000 accrued interest converted, with the remainder to be paid in cash) on the 2024 Chen Debenture issued on April 12, 2024.

The Series A-2 Preferred Stock and the Common Stock issuable upon conversion of the Series A-2 Preferred Stock (the “Securities”) issued pursuant to the Exchange Agreement are issued in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) of Regulation D promulgated thereunder. Neither this Current Report on Form 8-K, nor any Exhibit attached hereto, is an offer to sell or the solicitation of an offer to buy the securities described herein.

2024 Debenture – Alpha

Upon the closing of the November Private Placement, the Company paid in full the outstanding balance of $530,839 ($499,021 principal plus $31,818 accrued interest) remaining on the 2024 Alpha Debenture to Alpha.

IR Agency LLC Consulting Agreement

We entered into a consulting agreement (the “IR Agency Consulting Agreement”) with IR Agency, LLC (“IR Agency”), a provider of investor relations-related services on October 9, 2024. Pursuant to the IR Agency Consulting Agreement, we have engaged IR Agency, on a non-exclusive basis, to prepare marketing and advertising materials.

As consideration for its performance under the IR Agency Consulting Agreement, we will pay IR Agency a fee of $800,000 upon the Company raising $1.8 million or more in an equity financing over the next thirty (30) days. IR Agency is not a registered broker-dealer or investment advisor and will not engage in any activities on behalf of us that would require it to be registered as a broker-dealer or investment advisor.

The IR Agency Consulting Agreement will have a term of one (1) month commencing on October 15, 2024, and may be terminated by written notice, with or without cause, by us at any time.

During the term of the IR Agency Consulting Agreement, IR Agency acknowledges that in order to prepare appropriate advertising in a timely manner it may be made aware of price sensitive or confidential information that has not been publicly disclosed yet. IR Agency confirms that it is fully aware of its obligations in relation to such information and will ensure that the confidentiality of such information is maintained at all times and that it, and its employees and contractors, are all fully aware of and comply with, all appropriate securities laws and regulations in relation to insider trading and related matters.

Upon the closing of the November 2024 Preferred Stock Offering, the Consulting Agreement (the “IR Agency Consulting Agreement”) dated October 9, 2024, between the Company and IR Agency, LLC (“IR Agency”), a provider of investor relations services, became effective. Pursuant to the terms of the agreement, $800,000 of the proceeds has been paid to IR Agency.

Product Pipeline

QN-302

We exclusively in-licensed the global rights to the G-Quadruplex (“G4”) selective transcription inhibitor platform from University College London (“UCL”) in January 2022. The licensed technology comprises lead compound QN-302 (formerly known as SOP1812) and back-up compounds that target regulatory regions of cancer genes that down-regulate gene expression in multiple cancer pathways. Developed by Dr. Stephen Neidle and his group at UCL, the G4 binding concept is derived from nucleic acid research conducted over more than over 30 years, including research on G4s, which are higher order DNA and RNA structures formed by sequences containing guanine-rich repeats. G4s are overrepresented in telomeres (a region of repetitive DNA sequences at the end of a chromosome) as well as promoter sequences and untranslated regions of many oncogenes. Their prevalence is therefore significantly greater in cancer cells compared to normal human cells.

G4-selective small molecules such as QN-302 and backup compounds target the regulatory regions of cancer genes, which have a high prevalence of enriched G4s. Stable G4-QN-302 complexes can be impediments to replication, transcription or translation of those cancer genes containing G4s, and the drugs’ binding to G4s are believed to stabilize the G4s against possible “unwinding.” G4 binders like QN-302 could be efficacious in a variety of cancer types with a high prevalence of G4s.

We believe that QN-302 has the potential to demonstrate superior efficacy and activity against pancreatic ductal adenocarcinoma (“PDAC”), which represents 98% of pancreatic cancers. Pancreatic cancer is the tenth most common cancer in men and the seventh most common in women, but it is the fourth leading cause of cancer deaths in men and the third leading cause in women; it accounts for about 3% of all cancers in the United States but is responsible for about 8% of all cancer-related deaths. It has one of the lowest rates of survival of all cancer types.

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In-vitro and in-vivo studies have shown that G4 stabilization by QN-302 resulted in inhibition of target gene expression and cessation of cell growth in various cancers, including PDAC. In in-vitro studies, QN-302 was potent in inhibiting the growth of several PDAC cell lines at low nanomolar concentrations. Similarly, in in-vivo studies, QN-302 showed a longer survival duration in a KPC genetic mouse model for pancreatic cancer than gemcitabine (the current standard of care for PDAC) has historically shown. Additional preclinical in-vivo studies suggest activity in gemcitabine-resistant PDAC. Data further demonstrated that QN-302 had significant anti-tumor activity in three patient-derived PDAC xenograft models. Early safety indicators in pancreatic cancer mouse in-vivo models suggest no significant adverse toxic effects at proposed therapeutic doses.

On January 9, 2023, the U.S. Food and Drug Administration (“FDA”) granted Orphan Drug Designation (“ODD”) to QN-302 for the indication of pancreatic cancer. ODD provides advantages to pharmaceutical companies that are developing investigational drugs or biological products that show promise in treating rare diseases or conditions that affect fewer than 200,000 people in the United States, including seven-year marketing exclusivity and eligibility to receive regulatory support and guidance from the FDA in the design of an overall drug development plan.

There are also economic advantages to receiving ODD, including a 25% federal tax credit for expenses incurred in conducting clinical research on the orphan designated product within the United States. Tax credits may be applied to the prior year or applied to up to 20 years of future taxes. ODD recipients may also have their Prescription Drug User Fee Act (PDUFA) application fees waived, a potential savings of around $3.2 million (as of fiscal year 2023) for applications requiring covered clinical data, and may qualify to compete for research grants from the Office of Orphan Products Development that support clinical studies.

On August 1, 2023 we announced that the FDA had cleared our investigational new drug (“IND”) application for QN-302, and on November 1, 2023 the first patient in our Phase 1a clinical trial for QN-302 was dosed at START Midwest in Grand Rapids, Michigan.

We will require additional cash resources to be able to continue and complete this Phase 1a clinical trial.

Pan-RAS (formerly referred to as RAS or RAS-F)

In July 2020 we entered into an exclusive worldwide in-license agreement with the University of Louisville Research Foundation, Inc. (“UofL”) for the intellectual property covering the “RAS” family of pan-RAS inhibitor small molecule drug candidates, which are believed to work by blocking RAS mutations directly, thereby inhibiting tumor formation (especially in pancreatic, colorectal and lung cancers). Pursuant to the license agreement, we will seek to identify and develop a lead drug candidate from the compound family and, upon commercialization, will pay UofL royalties in the low-to-mid-single-digit percentages on net sales of Pan-RAS inhibitor licensed products. The license agreement with UofL for Pan-RAS was amended in March 2021 and June 2023.

RAS is the most common oncogene in human cancer. Activating mutations in one of the three human RAS gene isoforms (KRAS, HRAS or NRAS) are present in about one-fourth to one-third of all cancers. For example, mutant KRAS is found in 98% of pancreatic ductal adenocarcinomas, 52% of colon cancers, and 32% of lung adenocarcinomas. For these three cancer types, cancers with mutant KRAS are diagnosed in more than 170,000 people each year in the United States and cause more than 120,000 deaths. Drugs that target signaling downstream of RAS are available; however, such drugs have shown disappointing clinical durability because RAS is a “hub” that activates multiple effectors, so drugs that block a single pathway downstream may not account for the many other activated pathways.

We also had a sponsored research agreement with UofL for Pan-RAS research which expired in December 2023.

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On February 15, 2024, we entered into a License and Sublicense Agreement with Pan-RAS Holdings, Inc., a New York corporation (“Pan-RAS Holdings”), which contemplated an exclusive out-license of our Pan-RAS drug development program, including our rights under the UofL license agreement, Pan-RAS Holdings. Although the License and Sublicense Agreement called for a closing by March 16, 2024, the License and Sublicense Agreement was in essence structured as a 30-day option in favor of Pan-RAS Holdings. At the contemplated closing, Pan-RAS Holdings would have paid us an upfront fee of $1,000,000 in cash. In addition, Pan-RAS Holdings would have become responsible to pay on our behalf our in-license royalty obligations to UofL, as and when required. Finally, if the contemplated closing had occurred, Pan-RAS Holdings would have been required to pay to us for our own account, on a semiannual basis, royalties equal to 1.0% of net sales of any RAS products. We would have owed certain amounts to UofL under our in-license agreement from them, if, as and when we received any Non-Royalty Sublicensing Income from Pan-RAS Holdings.

Pan-RAS Holdings did not effectuate the closing by March 16, 2024, and we and they voluntarily terminated the License and Sublicense Agreement effective as of March 16, 2024.

Previous Programs

We have discontinued all of our efforts as to the following programs, and we do not plan to resume them:

1.	QN-247 (formerly referred to as ALAN or AS1411-GNP) – an oligonucleotide aptamer-based, nucleolin-inhibiting anticancer drug candidate, consisting of QN-165 conjugated with gold nanoparticles.

2.	QN-165 (formerly referred to as AS1411) – an oligonucleotide aptamer-based drug candidate for the potential broad-spectrum treatment of infectious diseases such as COVID-19.

3.	Selective Target Antigen Removal System (STARS) – a therapeutic blood-filtering device product concept, which would be designed to remove circulating tumor cells, viruses, inflammation factors and immune checkpoints.

Research and Development

For research and development of our drug candidates, we have historically leveraged the scientific and technical resources and laboratory facilities of UofL and UCL, through technology licensing, sponsored research, and other consulting agreements. We have engaged contract research organizations (“CROs”) and clinical sites for the Phase 1a clinical trial of QN-302. We intend to focus our internal research and development on oversight of these CROs. We currently have no internal research and development facilities.

Regulatory Matters

We have obtained FDA clearance/approval for our QN-302 Phase 1a clinical trial. We have not obtained FDA or other regulatory approval for any other drug candidate.

United States—FDA Drug Approval Process

The research, development, testing, and manufacture of product candidates are extensively regulated by governmental authorities in the United States and other countries. In the United States, the FDA regulates drugs under the Food, Drug and Cosmetics Act and its implementing regulations.

The steps required to be completed before a drug may be marketed in the United States include, among others:

●	preclinical laboratory tests, animal studies, and formulation studies, all performed in accordance with the FDA’s Good Laboratory Practice (“GLP”) regulations;

●	submission to the FDA of an IND application for human clinical testing, which must become effective before human clinical trials may begin and for which progress reports must be submitted annually to the FDA;

●	approval by an independent institutional review board (“IRB”) or Ethics Committee (“EC”) at each clinical trial site before each trial may be initiated;

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●	adequate and well-controlled human clinical trials, conducted in accordance with applicable IND regulations, Good Clinical Practices (“GCP”), and other clinical trial related regulations, to establish the safety and efficacy of the drug for each proposed indication to the FDA’s satisfaction;

●	submission to the FDA of a New Drug Application (“NDA”) and payment of user fees for FDA review of the NDA (unless a fee waiver applies);

●	satisfactory completion of an FDA pre-approval inspection of one or more clinical trial site(s) at which the drug was studied in a clinical trial(s) and/or of us as a clinical trial sponsor to assess compliance with GCP regulations;

●	satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current GMPs regulations;

●	agreement with the FDA on the final labeling for the product and the design and implementation of any required Risk Evaluation and Mitigation Strategy; and

●	FDA review and approval of the NDA, including satisfactory completion of an FDA advisory committee review, if applicable, based on a determination that the drug is safe and effective for the proposed indication(s).

Preclinical tests include laboratory evaluation of product chemistry, toxicity, and formulation, as well as animal studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements, including GLP regulations. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND application, which must become effective before human clinical trials may begin. We cannot be certain that submission of an IND application will result in the FDA allowing clinical trials to begin.

Clinical trials necessary for product approval are typically conducted in three sequential phases, but the phases may overlap or be combined. The study protocol and informed consent information for study subjects in clinical trials must also be approved by an IRB for each institution where the trials will be conducted, and each IRB must monitor the study until completion. Study subjects must provide informed consent and sign an informed consent form before participating in a clinical trial. Clinical testing also must satisfy the extensive GCP regulations for, among other things, informed consent and privacy of individually identifiable information.

●	Phase 1—Phase 1 clinical trials involve initial introduction of the study drug in a limited population of healthy human volunteers or patients with the target disease or condition. These studies are typically designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the study drug in humans, evaluate the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

●	Phase 2—Phase 2 clinical trials typically involve administration of the study drug to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information before beginning larger and more expensive Phase 3 clinical trials.

●	Phase 3—Phase 3 clinical trials typically involve administration of the study drug to an expanded patient population to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the study drug and to provide an adequate basis for product approval. Generally, adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of an NDA.

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The FDA has various programs, including fast track designation, breakthrough therapy designation, priority review and accelerated approval, which are intended to expedite or simplify the process for the development, and the FDA’s review of drugs (e.g., approving an NDA on the basis of surrogate endpoints subject to post-approval trials). Generally, drugs that may be eligible for one or more of these programs are those intended to treat serious or life-threatening diseases or conditions, those with the potential to address unmet medical needs for those disease or conditions, and/or those that provide a meaningful benefit over existing treatments. For example, a sponsor may be granted FDA designation of a drug candidate as a “breakthrough therapy” if the drug candidate is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. If a drug is designated as breakthrough therapy, the FDA will take actions to help expedite the development and review of such drug. Moreover, if a sponsor submits an NDA for a product intended to treat certain rare pediatric or tropical diseases or for use as a medical countermeasure for a material threat, and that meets other eligibility criteria, upon approval such sponsor may be granted a priority review voucher that can be used for a subsequent NDA. From time to time, we anticipate applying for such programs where we believe we meet the applicable FDA criteria. A company cannot be sure that any of its drugs will qualify for any of these programs, or even if a drug does qualify, that the review time will be reduced.

The results of the preclinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more proposed indications. The testing and approval process requires substantial time, effort and financial resources. Unless the applicant qualifies for an exemption, the filing of an NDA typically must be accompanied by a substantial “user fee” payment to the FDA. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the product in the proposed patient population to the satisfaction of the FDA. After an NDA is accepted for filing, the FDA substantively reviews the application and may deem it to be inadequate, and companies cannot be sure that any approval will be granted on a timely basis, if at all. The FDA may also refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved, but is not bound by the recommendations of the advisory committee.

Before approving an NDA, the FDA usually will inspect the facility or the facilities at which the drug is manufactured and determine whether the manufacturing and production and testing facilities are in compliance with cGMP regulations.

Once issued, the FDA may withdraw product approval if, among other things, ongoing regulatory requirements are not met, certain defects exist in the NDA, or safety or efficacy problems occur after the product reaches the market.

Intellectual Property

Information regarding our (in-licensed) issued patents and pending patent applications, as of December 31, 2023, is as follows (excluding patents and pending patent applications which pertain to programs which we have discontinued). As of that date we did not have any directly-owned issued patents and pending patent applications.

Subject Matter	Issued	Pending	Geographic Scope	Patent Term
In-Licensed Patents
University College London (UCL)
QN-302	3	10	U.S., Europe, Australia, Canada, China, Hong Kong, India, Japan, Korea, Russia	2030-2040
University of Louisville
Pan-RAS	0	12	U.S., Europe, Australia, Canada, China, Hong Kong, India, Israel, Japan, Korea, Mexico, Russia, South Africa	2039*
TOTAL	3	22

*Anticipated patent term

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Human Capital Management

As of December 2, 2024, we had one  employee, which was full-time. None of our employees is represented by a labor union or covered by a collective bargaining agreement.

Diversity & Inclusion. With respect to our employees overall, 100% are women and none are people of color.

Going Concern Qualification

Our working capital deficiency, stockholders’ deficit, and recurring losses from operations raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2023 with respect to this uncertainty. Our ability to continue as a going concern will require us to obtain additional funding.

Corporate Information

Ritter Pharmaceuticals, Inc. (our predecessor) was formed as a Nevada limited liability company on March 29, 2004 under the name Ritter Natural Sciences, LLC. In September 2008, this company converted into a Delaware corporation under the name Ritter Pharmaceuticals, Inc. On May 22, 2020, upon completing the “reverse recapitalization” transaction with Qualigen, Inc., Ritter Pharmaceuticals, Inc. was renamed Qualigen Therapeutics, Inc. and Qualigen, Inc. became a wholly-owned subsidiary of the Company. On July 20, 2023 we sold Qualigen, Inc. to Chembio Diagnostics, Inc., an American subsidiary of French diagnostics provider Biosynex S.A.

Our principal executive offices are located at 5857 Owens Avenue, Suite 300, Carlsbad, CA 92008. Our telephone number is (760) 452-8111. Our corporate website address is www.qlgntx.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our securities.

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements.

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The Offering

Common stock offered by the selling stockholders	3,436,281 shares

Common stock outstanding immediately before this offering(1)	736,431 shares

Common stock outstanding immediately after this offering(2)	4,172,712 shares

Use of proceeds	The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholders. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this prospectus and in the documents incorporated by reference for a discussion of factors you should carefully consider before deciding whether to invest in our securities.

The Nasdaq Capital Market listing symbol	“QLGN.”

(1)	As of December 2, 2024 and excludes: (i) 6,739 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2024, at a weighted average exercise price of $1,947.06 per share; (ii) 141,225 shares of common stock issuable upon the exercise of warrants outstanding, at a weighted average exercise price of $8.84 per share; (iv) 8,375 shares of common stock available for future issuance under the 2020 Plan (as defined below) as of September 30, 2024; (v) 2,000 shares of common stock issuable under the ESPP (as defined below), which has been temporarily suspended; and (vi) 3,436,281 shares of common stock issuable upon the conversion of 6,254 shares of Series A Preferred Stock using a conversion price of $1.82 per share.

(2)	Assuming that the conversion price is $1.82 per share and shareholder approval is obtained in order to comply with Listing Rule 5635(d) of Nasdaq.

Unless otherwise indicated, all information in this prospectus gives effect to the 1-for-10 reverse stock split effectuated on November 23, 2022, and the 1-for-50 Reverse Stock Split effectuated on November 5, 2024.

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RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, including all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before investing in any of our securities. Our financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that you may face. For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Risks Related to this Offering

Sales of a substantial number of our securities in the public market by our existing securityholders could cause the price of our shares of Common Stock to fall.

Sales of a substantial number of our shares of Common Stock on the public market by our existing securityholders, or the perception that those sales might occur, could depress the market price of our shares of Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares of Common Stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference contain forward-looking statements by Qualigen Therapeutics, Inc. that involve risks and uncertainties and reflect our judgment as of the date of this prospectus. These statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Such forward-looking statements may relate to, among other things, potential future development, testing and launch of products and product candidates. Actual events or results may differ from our expectations due to a number of factors.

These forward-looking statements include, but are not limited to, statements about:

●	our ability to procure sufficient working capital to continue and complete the development, testing and launch of our prospective drug products;

●	our ability to successfully develop any drugs;

●	our ability to progress our drug candidates through preclinical and clinical development;

●	our ability to obtain the requisite regulatory approvals for our clinical trials and to begin and complete such trials according to any projected timeline;

●	our ability to complete enrollment in our clinical trials as contemplated by any projected timeline;

●	the likelihood that future clinical trial data will be favorable or that such trials will confirm any improvements over other products or lack negative impacts;

●	our ability to successfully commercialize any drugs;

●	the likelihood that patents will issue on our in-licensed patent applications;

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●	our ability to protect our intellectual property; and

●	our ability to compete.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and healthcare, regulatory and scientific developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent in some future periods with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in other future periods. Any forward-looking statement that we make in this prospectus speaks only as of the date of this prospectus, and we disclaim any intent or obligation to update these forward-looking statements beyond the date of this prospectus, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Future filings with the Securities and Exchange Commission (the “SEC”), future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may also contain forward-looking statements. Because such statements include risks and uncertainties, many of which are beyond our control, actual results may differ materially from those expressed or implied by such forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

You should also consider carefully the statements under the section titled “Risk Factors” in this prospectus, and documents incorporated herein by reference including the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

USE OF PROCEEDS

All shares of Common Stock offered by this prospectus are being registered for resale by the Selling Stockholders. We will not receive any of the proceeds from the sale of these securities. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the resale of the shares of Common Stock.

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SELLING STOCKHOLDERS

The Selling Stockholders may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Stockholders” in this prospectus, we mean the holders listed in the table below, and its respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of such Selling Stockholder’s interests in shares of Common Stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the Selling Stockholders for whom we are registering shares for sale to the public, the number of shares of Common Stock beneficially owned by such Selling Stockholders prior to this offering, the total number of shares of Common Stock that each Selling Stockholder may offer pursuant to this prospectus and the number of shares of Common Stock that each Selling Stockholder will beneficially own after this offering. Except as noted below, the Selling Stockholders do not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholder is not or was not affiliated with registered broker-dealers.

Based on the information provided to us by the Selling Stockholders, assuming that each Selling Stockholder sells all of the shares of Common Stock beneficially owned by it that have been registered by us and does not acquire any additional shares during the offering, such Selling Stockholder will not own any shares other than those appearing in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of Common Stock. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our Common Stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below.

The percentage of shares owned prior to completion of the offering is based on 736,431 shares (as of December 2, 2024) plus 3,436,281 shares of common stock underlying the Series A-2 Preferred Stock using a conversion price equal to $1.82 per share unless otherwise indicated.

	Shares of Common Stock beneficially owned before this offering		Shares of Common Stock offered pursuant to this prospectus	Shares of Common Stock beneficially owned after this offering
Name of Selling Stockholder	Number of shares	Percentage of shares	Number of shares	Number of shares	Percentage of shares
Angela Clofine (1)	16,484	*	16,484	0	*
Ed Storm(2)	54,946	1.32%	54,946	0	*
Larry Clofine(3)	76,924	1.84%	76,924	0	*
Todd A Carpenter(4)	54,946	1.32%	54,946	0	*
Philip A Faraci(5)	41,209	* %	41,209	0	*
Faraci Family Trust(6)	7,968	*	7,968	0	*
Scott Heery(7)	49,451	1.19%	49,451	0	*
Sydney Cleveland Seaforth(8)	27,473	*	27,473	0	*
Horberg Enterprises LP(9)	109,891	2.63%	109,891	0	*
Robert Forster(10)	137,363	3.29%	137,363	0	*
DRNK Beverage Inc(11)	109,891	2.63%	109,891	0	*
Wei Fu(12)	137,363	3.29%	137,363	0	*
Yiyang Fu(13)	30,220	*	30,220	0	*
Jing Feng Chen(14)	185,165	4.44%	185,165	0	*
Yi Xu(15)	162,088	3.88%	162,088	0	*
Zhiping Zhang(16)	22,308	*	22,308	0	*
Xinlei Liu(17)	25,220	*	25,220	0	*
Xiaopeng Chen(18)	137,253	3.29%	137,253	0	*
Wei Wang(19)	49,451	1.19%	49,451	0	*
Chao Xing(20)	25,000	*	25,000	0	*
Bei, Di(21)	32,418	* %	32,418	0	*
Qiyan Li(22)	7,693	*	7,693	0	*
VTime Capital(23)	16,484	*	16,484	0	*
Ksun Time Investments Ltd. (24)	16,484	*	16,484	0	*
1037473 BC LTD(25)	82,418	1.98%	82,418	0	*
About Investment(26)	74,726	1.79%	74,726	0	*
Leslie Wang(27)	27,473	*	27,473	0	*
Yun Huang(28)	16,484	*	16,484	0	*
BANFI ADVISORY CO(29)	402,583	9.65%	402,583	0	*
Hongyu Wang(30)	164,836	3.95%	164,836	0	*
AJF Consulting(31)	54,946	1.32%	54,946	0	*
Gang Chen(32)	32,968	* %	32,968	0	*
Alpha Capital Anstalt(33)	412,088	9.88%	412,088	0	*
Yi Hua Chen(34)	634,066	15.20%	634,066	0	*

*	Less than one percent (1%)

(1)	The address of this Selling Stockholder is 79 Highridge Rd, West Simbury, CT US 06092.
(2)	The address of this Selling Stockholder is 655 N 163rd St, Omaha, NE US 68118.

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(3)	The address of this Selling Stockholder is 137 Monte Carlo Dr, Palm Beach Gardens, FL US 33418.
(4)	The address of this Selling Stockholder is 3421 S Blaine Street, Grand Island, NE US 68801.
(5)	The address of this Selling Stockholder is 7105 N Grand Canyon Drive, Las Vegas NV US 89149.
(6)	The address of the principal office of this Selling Stockholder is 54 Coral Place, Greenwood Village, CO US 80111.
(7)	The address of this Selling Stockholder is 140 N 22nd St, Philadelphia, PA US 19103.
(8)	The address of the principal office of this Selling Stockholder is Cnr. Ocean Land & Almond Dr, Fitches Creek, St George, AG.
(9)	The address of the principal office of this Selling Stockholder is 915 McCormick Dr. Lake Forest, IL US 60045.
(10)	The address of this Selling Stockholder is 54 Deepdale Dr, Great Neck, NY US 11021.
(11)	The address of the principal office of this Selling Stockholder is 850 New Burton Road, Suite 201, Dover, DE US 19904.
(12)	The address of this Selling Stockholder is Room 401, 4-360 Baiyang Rd, Shanghai, China.
(13)	The address of this Selling Stockholder is 103A-3 Weifang 2 Cun, Shanghai, China.
(14)	The address of this Selling Stockholder is JingZhaoGe 3-1302, Fuchunjiedao Huawubeilu #1-2-302, China.
(15)	The address of this Selling Stockholder is 8-1-301 68 huangli road, Wuchang, Wuhan, Hubei, China.
(16)	The address of this Selling Stockholder is 38-14-4-3 Jiefang Rd Qiaokou District, Wuchan, China.
(17)	The address of this Selling Stockholder is Building 257 Suite 403, no.6 Changjiang West Road, Shushan District, Hefei, Anhui, China.
(18)	The address of this Selling Stockholder is Room 1001, Unit 3,2-288 Zhaoyangmen Neidajie, Beijing, China.
(19)	The address of this Selling Stockholder is No. 27, Building A9, Longshu Bay, No. 6 Hexie Road, Xiuying District, China.
(20)	The address of this Selling Stockholder is 403-22 Sanfengli, Chaoyang District, Beijing, China.
(21)	The address of this Selling Stockholder is Unit 5, Building Jia #31, DongDaQiao Road, ChaoYang District, Beijing, China.
(22)	The address of this Selling Stockholder is Unit 506, Building 1, GongyuanTianXia, 21 Taoyuan South Rd, XiAn, China.
(23)	The address of the principal office of this Selling Stockholder is 3037 W 27th Ave, Vancouver, BC, Canada.
(24)	The address of the principal office of this Selling Stockholder is Apt 1806, 2355 Madison Ave, Burnaby, BC, Canada.
(25)	The address of the principal office of this Selling Stockholder is 3982 W 20th Ave, Vancouver, BC, Canada.
(26)	The address of the principal office of this Selling Stockholder is 71 Robinson Rd, Singapore, 068895.
(27)	The address of this Selling Stockholder is Pobox 8712 Rancho, Santa Fe, CA US 92067.
(28)	The address of this Selling Stockholder is 26290 Paseo Sillin, San Juan Capistrano, CA US 92675.
(29)	The address of the principal office of this Selling Stockholder is 58 RICHBOYNTON RD,Dover, NJ US 07801.
(30)	The address of this Selling Stockholder is Zhenxingjiedao, Dacui Cun, 332 Hao, Chiping Xian, Shandong, China.
(31)	The address of the principal office of this Selling Stockholder is 35 Alder Land, Bronxville, NY US 10708.
(32)	The address of this Selling Stockholder is Binjiang East Rd, Jiashi Garden, Guangdong, Guangzhou, China.
(33)	The address of the principal office of this Selling Stockholder is 510 Madison Ave, 14th Floor, New York, NY US 10022.
(34)	The address of this Selling Stockholder is 6148 230th St, Bayside, NY US 11364.

PLAN OF DISTRIBUTION

The Common Stock offered by this prospectus is being offered by the Selling Stockholders. The Common Stock may be sold or distributed from time to time by the Selling Stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

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●	“at the market” into an existing market for the common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell our securities short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If an applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Selling Stockholders or borrowed from the Selling Stockholders or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from the Selling Stockholders in settlement of those derivatives to close out any related open borrowings of securities. If applicable through securities laws, the third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, the Selling Stockholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

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LEGAL MATTERS

The validity of the securities being offered will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Qualigen Therapeutics, Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report thereon (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information referenced this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and, where applicable, supersede this information. We incorporate by reference the following documents that we have filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules):

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on April 8, 2024;

(2)	Our Periodic Report on Form 10-Q for the period ended March 31, 2024, as filed with the SEC on July 2, 2024, and our Periodic Report on Form 10-Q for the period ended June 30, 2024, as filed with SEC on August 14, 2024, and our Periodic Report on Form 10-Q for the period ended September 30, 2024, as filed with SEC on November 14, 2024 ;

(3)	Our Proxy Statement on DEF 14A filed with the SEC on September 10, 2024, and the DEFA 14A filed with the SEC on October 9, 2024;

(4)	Our Current Reports on Form 8-K filed with the SEC on February 22, 2024, February 27, 2024, March 28, 2024, April 16, 2024, May 30, 2024, July 11, 2024, July 15, 2024, July 15, 2024, July 18, 2024, August 5, 2024, September 5, 2024, September 9, 2024, September 20, 2024, September 26, 2024, October 9, 2024, October 22, 2024, October 29, 2024, November 1, 2024, November 8, 2024, November 13, 2024, November 21, 2024 and November 21, 2024;and

(5)	the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on June 15, 2015, as updated by Exhibit 4.9 to Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on July 7, 2023.

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Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial filing of the registration statement and before effectiveness of the registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that we incorporate by reference in this prospectus contained in the registration statement (except exhibits to the documents that are not specifically incorporated by reference) at no cost to you, by writing or calling us at: Qualigen Therapeutics. Inc., Attn: Corporate Secretary, 5857 Owens Avenue, Suite 300, Carlsbad, California 92008, telephone number: (760) 452-8111.

Any statements contained in a document incorporated by reference in this prospectus shall be deemed to be modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. Statements contained in this prospectus and any document incorporated by reference as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of the contract, agreement or other document filed as an exhibit to the registration statement or any incorporated document, each statement being so qualified by this reference.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of common stock and pre-funded warrants, and the shares of common stock issuable upon exercise of the pre-funded warrants being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the common stock and pre-funded warrants offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC.

The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us, at http://www.sec.gov. We make available, free of charge, on our website at www.qlgntx.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our and the SEC’s websites are not part of this prospectus, and the reference to our and the SEC’s websites do not constitute incorporation by reference into this prospectus of the information contained at those sites, other than documents we file with the SEC that are specifically incorporated by reference into this prospectus.

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Up to 3,436,281 Shares of Common Stock Underlying the Series A-2 Preferred Stock

PROSPECTUS

                 , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by us) that we may incur in connection with the securities being registered hereby.

Amount to be Paid
SEC registration fee	$
Legal fees and expenses	$
Accounting fees and expenses	$
Miscellaneous fees and expenses	$
Total	$

Item 14. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation (as amended, the “Certificate of Incorporation”) provides that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law (“DGCL”), each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Qualigen Therapeutics, Inc. or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our Certificate of Incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition to the fullest extent authorized by the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

●	from any breach of the director’s duty of loyalty to us or our stockholders;

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●	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the DGCL; or

●	from any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with each of our current directors and officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Furthermore, we have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended.

The above discussion is qualified in its entirety by reference to the Company’s Certificate of Incorporation and bylaws.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of transactions during the preceding three years (since November 2, 2021) involving sales of our securities that were not registered under the Securities Act. All share and per share data have been adjusted retrospectively to reflect the Reverse Stock Split.

On December 3, 2021, we issued a common stock warrant to a consultant, entitling the consultant to purchase up to 1,200 of our shares of common stock at an exercise price of $660.00 per share. This warrant expired on September 14, 2023. No underwriter was involved. The issuance was undertaken in reliance upon the exemption from registration described in Section 4(a)(2) of the Securities Act.

On May 26, 2022, we issued 7,000 shares of our common stock and a pre-funded common stock purchase warrant to purchase 6,629 shares of our common stock to Alpha Capital Anstalt (“Alpha”) in exchange for 2,232,861 preferred shares of NanoSynex Ltd. No underwriter was involved. The issuance to Alpha was undertaken in reliance upon the exemption from registration described in Section 4(a)(2) of the Securities Act.

On December 22, 2022, we issued to Alpha an 8% Senior Convertible Debenture (the “2022 Debenture”) in the aggregate principal amount of $3,300,000 for a purchase price of $3,000,000. The 2022 Debenture has a maturity date of December 22, 2025 and is convertible, at any time, and from time to time, at Alpha’s option, into shares of our common stock, at a price initially equal to $66.00 per share, subject to adjustment as described in the Debenture. (After the issuance, such conversion price has been adjusted to $6.50 per share.) The 2022 Debenture accrues interest on its outstanding principal balance at the rate of 8% per annum, which interest is payable monthly or quarterly. Additionally, we issued a common stock purchase warrant exercisable from June 22, 2023 through June 22, 2028 (the “2022 Warrant”) to Alpha to purchase up to 50,000 shares of our common stock at a price of $82.50 per share, subject to adjustment as described in the 2022 Warrant. (After the issuance, such exercise price has been adjusted to $6.50 per share.) No underwriter was involved. The issuance to Alpha was undertaken in reliance upon the exemption from registration described in Section 4(a)(2) of the Securities Act. Both the 2022 Debenture and the 2022 Warrant include a beneficial ownership blocker of 9.99%, which may only be waived by Alpha upon 61 days’ notice to us.

Between January 9 and 12, 2023, we issued 16,834 shares of our common stock upon Alpha’s partial conversion of the 2022 Debenture at $66.00 per share for a total of $1,111,078 principal. The issuances to Alpha were undertaken in reliance upon the exemptions from registration described in Section 3(a)(9) of the Securities Act.

In October and December 2023, we issued 6,193 shares of common stock to Alpha in lieu of cash for monthly redemption payments on the 2022 Debenture at a weighted average price of $35.52 per share. No underwriter was involved. The issuances to Alpha were undertaken in reliance upon the exemptions from registration described in Section 3(a)(9) of the Securities Act.

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In February, March April and May 2024, we issued a total of 32,092 shares of common stock to Alpha in lieu of cash for monthly redemption payments on the 2022 Debenture at a weighted average price of $14.47 per share. No underwriter was involved. The issuances to Alpha were undertaken in reliance upon the exemptions from registration described in Section 3(a)(9) of the Securities Act.

On February 27, 2024, we issued to Alpha an 8% Convertible Debenture (the “2024 Alpha Debenture”) in the aggregate principal amount of $550,000 for a purchase price of $500,000. The 2024 Alpha Debenture matures no later than December 31, 2024 and is convertible, at any time, and from time to time, at Alpha’s option, into shares of our common stock, at $30.56 per share, subject to adjustment as described in the 2024 Alpha Debenture. The 2024 Alpha Debenture accrues interest on its outstanding principal balance at the rate of 8% per annum, which interest is payable at maturity. Additionally, we issued a 5-year common stock purchase warrant (the “2024 Alpha Warrant”) to Alpha to purchase up to 18,000 shares of our common stock at a price of $13.00 per share, subject to adjustment as described in the 2024 Alpha Warrant. No underwriter was involved. The issuance to Alpha was undertaken in reliance upon the exemption from registration described in Section 4(a)(2) of the Securities Act. Both the 2024 Alpha Debenture and the 2024 Alpha Warrant include a beneficial ownership blocker of 9.99%, which may only be waived by Alpha upon 61 days’ notice to us. Alpha has executed a waiver relinquishing its rights to receive prior notice of, and to participate in, this offering, and waived any provision of the 2024 Alpha Debenture that would otherwise result in the acceleration of the maturity date upon the completion of this offering to a date earlier than December 31, 2024.

On April 12, 2024, we issued to Yi Hua Chen (“Chen”) an 8% Convertible Debenture (the “2024 Chen Debenture”) in the aggregate principal amount of $1,100,000 for a purchase price of $1,000,000. The 2024 Chen Debenture matures no later than December 31, 2024 and is convertible, at any time, and from time to time, at Chen’s option, into shares of our common stock, at $30.56 per share, subject to adjustment as described in the 2024 Chen Debenture. The 2024 Chen Debenture accrues interest on its outstanding principal balance at the rate of 8% per annum, which interest is payable at maturity. Additionally, we issued a 5-year common stock purchase warrant (the “2024 Chen Warrant”) to Chen to purchase up to 36,001 shares of our common stock at a price of $13.00 per share, subject to adjustment as described in the 2024 Chen Warrant. No underwriter was involved. The issuance to Chen was undertaken in reliance upon the exemption from registration described in Section 4(a)(2) of the Securities Act. Both the 2024 Chen Debenture and the 2024 Chen Warrant include a beneficial ownership blocker of 9.99%, which may only be waived by Chen upon 61 days’ notice to us. Our issuance to Chen of the 2024 Chen Debenture and the 2024 Chen Warrant was pursuant to Chen’s exercise of a purchase option right which we had granted to Alpha in connection with the 2024 Alpha Debenture/2024 Alpha Warrant transaction, which purchase option right Alpha had then assigned to Chen. Chen has executed a waiver relinquishing its rights to receive prior notice of, and to participate in, this offering, and waived any provision of the 2024 Chen Debenture that would otherwise result in the acceleration of the maturity date upon the completion of this offering to a date earlier than December 31, 2024.

On July 5, 2024, we issued a total of 24,379 shares of common stock to Alpha, the holder of the Company’s 8% Senior Convertible Debenture due December 22, 2025, who completed its series of voluntary conversions of the entire principal amount of the debenture, which had an original principal balance of $3,300,000, into Company common stock.

On July 12, 2024, we issued a senior note to an institutional investor pursuant to certain securities purchase agreement (“2024 Senior Note Agreement”) dated July 5, 2024, providing for the Company to issue to the investor at par a Senior Note with the following characteristics and terms, against the investor’s loan of $2,000,000 in cash: (a) an original principal amount of $2,000,000, (b) unsecured, (c) nonconvertible, (d) scheduled maturity date of July 8, 2025, (e) interest at the rate of 18% per annum, (f) requirement for partial prepayments from a percentage of any future Company financings, and (g) otherwise, principal and interest on the senior note not payable until maturity. Pursuant to the 2024 Senior Note Agreement, which also required resignations and appointments by the Company’s Board of Directors, on July 5, 2024, Richard David, Sidney Emery, Kurt Kruger, and Ira Ritter each resigned from their respective positions as members of the Company’s Board of Directors, effective July 12, 2024. The Company’s Board of Directors appointed Campbell Becher, Robert Lim, and Cody Price to serve as directors on the Board, effective July 12, 2024.

On August 28, 2024, we issued a total of 2,843 shares of restricted common in settlement of accounts payable to former members of the Company’s Board of Directors.

On September 9, 2024, we issued a total of 7,842 shares of our common stock upon Alpha’s partial conversion of the 2024 Alpha Debenture at $6.50 per share for a total of $50,979 principal. The issuances to Alpha were undertaken in reliance upon the exemptions from registration described in Section 3(a)(9) of the Securities Act.

On November 20, 2024, we issued to the Investors 5,100 shares of Qualigen Series A-2 Preferred Stock at a purchase price of $1,000 per share, for an aggregate purchase price of $5.1 million, to certain institutional investors pursuant November Securities Purchase Agreement.

On November 20, 2024, we issued 1,154 shares of our Series A-2 Convertible Preferred Stock, par value $0.001 per share, to Yi Hua Chen pursuant to the Exchange Agreement dated November 18, 2024.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description	Form	File No.	Exhibit	Filing Date
2.1	Stock Purchase Agreement dated July 20, 2023 with Chembio Diagnostics, Inc., Biosynex, S.A. and Qualigen, Inc.	8-K	001-37428	2.1	7/26/2023

3.1	Amended and Restated Certificate of Incorporation of Ritter Pharmaceuticals, Inc.	8-K	001-37428	3.1	7/1/2015

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	001-37428	3.1	9/15/2017

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	001-37428	3.1	3/22/2018

3.4	Certificate of Designation of Preferences, Rights and Limitations of Series Alpha Preferred Stock of the Company, filed with the Delaware Secretary of State on May 29, 2020	8-K	001-37428	3.1	5/29/2020

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3.5	Certificate of Amendment to the Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on May 22, 2020 [reverse stock split]	8-K	001-37428	3.2	5/29/2020

3.6	Certificate of Merger, filed with the Delaware Secretary of State on May 22, 2020	8-K	001-37428	3.3	5/29/2020

3.7	Certificate of Amendment to the Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on May 22, 2020	8-K	001-37428	3.4	5/29/2020

3.8	Amended and Restated Bylaws of the Company, as of August 10, 2021	8-K	001-37428	3.1	8/13/2021

3.9	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on November 21, 2022	8-K	001-37428	3.1	11/22/2022

3.10	Certificate of Designation of Series A2 Prefered Stock filed with the Secretary of State of Delaware on November 18, 2024.	8-K	001-37428	3.2	11/21/2024

4.1	Warrant, issued by the Company in favor of Alpha Capital Anstalt, dated May 22, 2020	8-K	001-37428	10.13	5/29/2020

4.2	Form of Warrant, issued by the Company in favor of GreenBlock Capital LLC and its designees, dated May 22, 2020 [post-Merger]	8-K	001-37428	10.10	5/29/2020

4.3	Common Stock Purchase Warrant in favor of Alpha Capital Anstalt, dated July 10, 2020	8-K	001-37428	10.2	7/10/2020

4.4	Common Stock Purchase Warrant in favor of Alpha Capital Anstalt, dated August 4, 2020	8-K	001-37428	10.3	8/4/2020

4.5	“Two-Year” Common Stock Purchase Warrant for 1,348,314 shares in favor of Alpha Capital Anstalt, dated December 18, 2020	8-K	001-37428	10.3	12/18/2020

4.6	“Deferred” Common Stock Purchase Warrant in favor of Alpha Capital Anstalt, dated December 18, 2020	8-K	001-37428	10.4	12/18/2020

4.7	Form of liability classified Warrant to Purchase Common Stock	10-K	001-37428	4.13	3/31/2021

4.8	Form of “service provider” compensatory equity classified Warrant	10-K	001-37428	4.14	3/31/2021

4.9	Description of Common Stock	10-K/A	001-37428	4.9	7/7/2023

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4.10	Amended and Restated Common Stock Purchase Warrant to GreenBlock Capital LLC, dated April 25, 2022	10-Q	001-37428	4.15	5/13/2022

4.11	Amended and Restated Common Stock Purchase Warrant to Christopher Nelson, dated April 25, 2022	10-Q	001-37428	4.16	5/13/2022

4.12	Common Stock Purchase Warrant for 2,500,000 shares in favor of Alpha Capital Anstalt, dated December 22, 2022	8-K	001-37428	4.1	12/22/2022

4.13	Common Stock Purchase Warrant for 900,016 shares in favor of Alpha Capital Anstalt, dated February 27, 2024	8-K	001-37428	10.3	2/27/2024

4.14	Common Stock Purchase Warrant for 1,800,032 shares in favor of Yi Hua Chen, dated April 12, 2024	8-K	001-37428	10.3	4/16/2024

4.15**	Form of Pre-Funded Warrant	S-1	333-282820	4.15	10/24/2024

4.16**	Form of Securities Purchase Agreement	S-1	333-282820	4.16	10/24/2024

4.17**	Securities Purchase Agreement dated July 5, 2024. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed July 11, 2024.)

4.18**	Senior Note dated July 8, 2024 (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed July 15, 2024.)

4.19**	Promissory Note, dated July 12, 2024, issued by Qualigen Therapeutics, Inc. to Marizyme, Inc. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed July 18, 2024.)

5.1*	Opinion of Sichenzia Ross Ference Carmel LLP

10.1+	Executive Employment Agreement, by and between Qualigen, Inc. and Michael Poirier, dated as of February 1, 2017 and as amended on January 9, 2018	8-K	001-37428	10.1	5/29/2020

10.2+	Executive Employment Agreement, by and between Qualigen, Inc. and Christopher Lotz, dated as of February 1, 2017 and as amended on January 9, 2018	8-K	001-37428	10.2	5/29/2020

10.3+	2020 Stock Equity Incentive Plan	8-K	001-37428	10.20	5/29/2020

10.4+	Standard template of Stock Option Agreement for use under 2020 Stock Incentive Plan	8-K	001-37428	10.1	6/11/2020

10.5	Exclusive License Agreement (RAS) between the Company and University of Louisville Research Foundation, Inc., dated as of July 17, 2020	8-K	001-37428	10.4	8/4/2020

10.6	Amendment 1 to the Exclusive License Agreement (RAS), by and between Qualigen, Inc. and University of Louisville Research Foundation, Inc., dated March 16, 2021	10-K	001-37428	10.11	5/2/2023

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10.7	Novation Agreement (RAS) among the Company, Qualigen, Inc. and University of Louisville Research Foundation, Inc. dated January 30, 2021	10-Q	001-37428	10.1	5/14/2021

10.8+	Hire offer letter from the Company to Tariq Arshad, dated April 22, 2021	10-Q	001-37428	10.1	8/16/2021

10.9	License Agreement with UCL Business Limited dated January 12, 2022	10-K	001-37428	10.55	3/31/2022

10.10	First Deed of Variation to License Agreement with UCL Business Limited dated March 30, 2022	10-K	001-37428	10.21	5/2/2023

10.11	Series B Preferred Share Purchase Agreement between the Company and NanoSynex Ltd. dated April 29, 2022	10-Q	001-37428	10.1	5/13/2022

10.12	Share Purchase Agreement between the Company and Alpha Capital Anstalt dated April 29, 2022	10-Q	001-37428	10.2	5/13/2022

10.13	Master Agreement for the Operational and Technological Funding of NanoSynex between Qualigen Therapeutics, Inc. and NanoSynex Ltd., dated May 26, 2022	8-K	001-37428	10.1	6/2/2022

10.14+	Qualigen Therapeutics, Inc. 2022 Employee Stock Purchase Plan	10-Q	001-37428	10.1	11/14/2022

10.15+	Amendment No. 2 to the 2020 Stock Incentive Plan of Qualigen Therapeutics, Inc.	8-K	001-37428	10.1	11/22/2022

10.16+	Amendment No. 1 to the 2022 Employee Stock Purchase Plan of Qualigen Therapeutics, Inc.	8-K	001-37428	10.2	11/22/2022

10.17	Securities Purchase Agreement, dated December 21, 2022, by and between Qualigen Therapeutics, Inc. and Alpha Capital Anstalt	8-K	001-37428	10.1	12/22/2022

10.18	8% Senior Convertible Debenture Due December 22, 2025 in favor of Alpha Capital Anstalt	8-K	001-37428	10.2	12/22/2022

10.19	Registration Rights Agreement, dated December 22, 2022, by and between Qualigen Therapeutics, Inc. and Alpha Capital Anstalt	8-K	001-37428	10.3	12/22/2022

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10.20+	Letter to Michael Poirier, dated January 13, 2023, regarding compensatory changes	10-K	001-37428	10.31	5/2/2023

10.21+	Letter to Amy Broidrick, dated January 13, 2023, regarding compensatory changes	10-K	001-37428	10.32	5/2/2023

10.22+	Letter to Tariq Arshad, dated January 13, 2023, regarding compensatory changes	10-K	001-37428	10.33	5/2/2023

10.23	Amendment No. 1 with regard to Securities Purchase Agreement dated December 5, 2023 with Alpha Capital Anstalt	8-K	001-37428	10.1	12/7/2023

10.24	Amendment and Settlement Agreement dated July 19, 2023 with NanoSynex, Ltd.	8-K	001-37428	10.1	7/26/2023

10.25+	Separation Agreement and General Release dated June 20, 2023 with Amy Broidrick	10-Q	001-37428	10.1	8/14/2023

10.26	Securities Purchase Agreement, dated February 26, 2024, by and between Qualigen Therapeutics, Inc. and Alpha Capital Anstalt	8-K	001-37428	10.1	2/27/2024

10.27	8% Convertible Debenture Due December 31, 2024 in favor of Alpha Capital Anstalt	8-K	001-37428	10.2	2/27/2024

10.28	Option Exercise, dated April 11, 2024, by Yi Hua Chen, agreed to by Alpha Capital Anstalt and by Qualigen Therapeutics, Inc.	8-K	001-37428	10.1	4/16/2024

10.29	8% Convertible Debenture due December 31, 2024 in favor of Yi Hua Chen	8-K	001-37428	10.2	4/16/2024

10.30	Co-Development Agreement, dated April 11, 2024, between Qualigen Therapeutics, Inc. and Marizyme, Inc.	8-K	001-37428	10.5	4/16/2024

10.31**	Form of Lock-Up Agreement	S-1	333-282820	10.31	10/24/2024

10.32**	Consulting Agreement, between the Company and IR Agency, LLC	S-1	333-282820	10.32	10/24/2024

10.33	Director Agreement dated October 8, 2024 between the Company and Braeden Lichti	8-K	001-37428	10.1	10/9/2024

10.34	Director Agreement dated November 21, 2024 between the Company and Graydon Bensler	8-K/A	001-37428	10.1	11/21/2024

10.35	Securities Purchase Agreement dated November 18, 2024, between Qualigen Therapeutics, Inc. and Certain Investors thereto.	8-K	001-37428	3.1	11/21/2024

10.36	Registration Right Agreement dated November 18, 2024, between Qualigen Therapeuties, Inc. and Certain Investors thereto.	8-K	001-37428	3.3	11/21/2024

10.37	Exchange Agreement dated November 18, 2024, between Qualigen Therapcutics. Inc. and Yi Hua Chen.	8-K	001-37428	3.4	11/21/2024

14.1	Code of Business Conduct and Ethics	8-K	001-37428	14.1	5/29/2020

21.1	Subsidiaries of the Registrant	10-K	001-37428	21.1	4/8/2024

23.1*	Consent of Baker Tilly US, LLP, independent registered public accounting firm

23.2*	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)

24.1**	Power of Attorney	S-1	333-272623	24.1	6/13/2023

97.1	Clawback Policy	10-K	001-37428	97.1	4/8/2024

107*	Filing Fee Table

*	Filed herewith.
**	Previously filed.
***	To be filed by amendment.
+	Indicates management contract or compensatory plan or arrangement.

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Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

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(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on December 9, 2024.

Qualigen Therapeutics. Inc.

By:	/s/ Kevin A. Richardson II
Kevin A. Richardson II
Chairman of the Board, Interim Chief Executive Officer, Interim Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Kevin A. Richardson II	Chairman of the Board, Interim Chief Executive Officer, Interim Chief Financial Officer	December 9, 2024
Kevin A. Richardson II	(Principal Executive Officer; Principal Financial Officer and Accounting Officer)

/s/ Campbell Becher	Director	December 9, 2024
Campbell Becher

/s/ Braeden Lichti	Director	December 9, 2024
Braeden Lichti

/s/ Robert B. Lim	Director	December 9, 2024
Robert B. Lim

/s/ Cody Price	Director	December 9, 2024
Cody Price

/s/ Graydon Bensler	Director	December 9, 2024
Graydon Bensler

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